EXHIBIT 23(p)
Restated Ethics Code

NRM INVESTMENT COMPANY
CODE OF ETHICS AS RESTATED
(Amended)

I.	Legal Requirement.

          The Investment Company Act of 1940, as amended (the “Act”) and Rule 17j-1 thereunder (the “Rule”) make it unlawful for any officer or director of the Company, the investment advisor or any person affiliated with the Company or an Advisor, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the Company:

1.	To employ any device, scheme or artifact to defraud the Company;

2.
To make to the Company any untrue statement of a material fact or omit to state to the Company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon the Company; or

4.	To engage in any manipulative practice with respect to the Company’s investment portfolios.

II.	Purpose of the Code of Ethics.

          In compliance with general fiduciary rules and with the provisions of the Act and the Rule, the Company requires that its directors, officers and other employees, the directors, officers and other employees of the Company’s investment adviser, and the directors, officers and other employees of its other advisers will conduct their personal investment activities in accordance with (1) the duty at all times to place the interests of the Company’s shareholders first, (2) the requirement that all personal securities transactions be conducted in a manner consistent with this Code of Ethics and in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility, and (3) the fundamental standard that the Company, investment adviser and other Advisory personnel should not take inappropriate advantage of their positions.

          The Company’s Board of Directors has determined to restate in its entirety the Company’s existing code of ethics and to adopt this Code of Ethics to limit or proscribe conduct for certain types of personal securities transactions that might involve conflicts of interest or an appearance of impropriety, and to establish reporting requirements and enforcement procedures consistent with the Rule amendments.

III.	Definitions.

          The following two definitions of “Access Person” and “Advisory Person” are taken from the Rule. They are included for the purpose of alerting individuals affected by this Code to adhere to its provisions. As provided in “C” other definitions are contained in detail in the Rule and the individual or his counsel is directed thereto.

A. Access person means:

(i) Any Advisory Person of a Fund or of a Fund’s investment adviser. If an investment adviser’s primary business is advising Funds or other advisory clients, all of the investment adviser’s directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. All of a Fund’s directors, officers, and general partners are presumed to be Access Persons of the Fund.

(ii) Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

B. Advisory person of a Fund or of a Fund’s investment adviser means:

(i) Any director, officer, general partner or employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii) Any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

             C. Other definitions contained in the Rule as they relate to Access Persons, including Advisory Persons, or as they are otherwise applicable in this Code of Ethics are incorporated herein; they are identified herein by being in initial capitals.

IV	Policies of the Company Regarding Personal Securities Transactions.

A.	General Policy.

No Access Person of the Company shall engage in any act, practice or course of business that would violate the provisions of the Act or the Rule set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code of Ethics. All affected Access Persons, to demonstrate compliance, shall file the reports provided in the Rule and in this Code.

B.	Specific Policies.

1.	Restrictions on Personal Securities Transactions by Access Persons.

          a.          No Access Person may buy or sell securities in an Initial Public Offering or Limited Public Offering for his personal portfolio or the portfolio of a member of his immediate family without obtaining written authorization from the Company’s president or his designee prior to effecting such security transaction. A written authorization for such security transaction will be provided by the president or his designee to the person receiving the authorization (if granted) and to the Company’s record-keeper to memorialize the authorization that was granted.

                       Note: If an Access Person has questions as to whether purchasing or selling a security in an Initial Public Offering or a Limited Public Offering for his personal portfolio or the portfolio of a member of his immediate family requires prior authorization, the Access Person should consult the Company’s President or designee for clearance or denial of clearance to trade prior to effecting any securities transactions.

          b.          The Company hereby establishes a “Blackout Period” within which to limit an Access Person’s trading in securities in which the Company holds or is considering holding a position. In general, no Access Person shall execute a securities transaction in any Covered Security that the Company owns or is considering for purchase or sale relative to its recent transactions or considerations. Particularly, without obtaining written authorization from the Company’s president or designee prior to effecting a security transaction, no Access Person, for his personal portfolio or the portfolio of a member of his immediate family, shall engage in the Purchase or Sale of a Covered Security within the most recent fifteen day period from the Company’s acquisition or sale of a like security or from the last time a like security was being considered for purchase or sale by the Company.

Note: The Company’s president or his designee shall maintain and circulate appropriately, a blackout list of Company purchases and sales or purchases and sales the Company considered.

          c.          Pre-clearance approval under paragraphs (a) or (b) will expire at the close of business on the fifth trading day after the date on which the authorization is received, and the Access Person is required to renew clearance for the transaction if the trade is not completed before the authority expires.

          V. Procedures.

                    In order to provide the Company with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons:

          A. Each of the Company’s Access Person, unless excused by paragraph C., shall direct his broker to supply to the Company’s president or his designee, on a timely basis, duplicate copies of confirmations of all securities transactions in which the person has, or by reason of such transaction acquires any direct or indirect beneficial ownership3 and copies of periodic statements for all securities accounts.

          B. Each of the Company’s Access Person, unless excused by paragraph C., shall submit initial4 reports to the Company’s president or his designee, showing all holdings the Access Person maintained at the time he or she became an Access Person, and annual reports of holdings the Access Person maintains individually, with a broker, dealer or bank in which the person has any direct or indirect beneficial ownership.5 The initial reports shall be submitted no later than ten days after the person becomes an Access Person, containing information current as of a date no more than 45 days prior to the date the person becomes an Access Person. The annual reports shall be submitted on the date of the annual director/shareholders’ meeting containing information as of a date no more than 45 days before the report is submitted.

3 You will be treated as the “beneficial owner” of a security under this policy only if you have a direct or indirect pecuniary interest in the security.
          (a) A direct pecuniary interest is the opportunity, directly or indirectly, to profit, or to share the profit, from the transaction.
          (b) An indirect pecuniary interest is any non-direct financial interest, but is specifically defined in the rules to include securities held by members of your immediate family sharing the same household; securities held by a partnership of which you are a general partner; securities held by a trust of which you are the settlor if you can revoke the trust without the consent of another person, or a beneficiary if you have or share investment control with the trustees; and equity securities which may be acquired upon exercise of an option or other right, through conversion.

For interpretive guidance on this test, you should consult counsel

4 Initial reports need not be filed for access persons who became such before March 1, 2000.
5 See footnote 1 above.

          C. The following Access Persons are not required to file initial or annual holding reports or transaction reports:

               (1) A person who is an Access Person to the Company by reason of being an Advisory Person of the Company’s investment adviser (whether or not the person is an Access Person to the Company for any other reason), provided (a) such person submits reports to the investment adviser pursuant to the Rule, (b) the reports contain the same information as required by the Rule, and (c) the reports of such persons to the investment adviser are continuously open and available to the Company’s president or his designee.

               (2) Except as provided in paragraph D., Directors of the Company who are not “interested persons” within the meaning of the Act.

           D. Every Access Person, regardless of paragraph C., shall report to the president or his designee not later than thirty days after the end of each calendar quarter any transaction in Covered Securities which the Access Person has effected during the quarter which the Access Person then knows to have been effected within fifteen days from a date on which the Company purchased or sold, or considered the purchase or sale of, the same security.

           E. The Company’s president or his designee shall notify each Access Person of the Company who may be required to make reports pursuant to this Code that such person is subject to this reporting requirement and shall deliver a copy of this Code to each such person.

           F. The Company’s president or designee shall review the reports received, and as appropriate, compare the reports with the pre-clearance authorization received, and report to the Company’s Board of Directors:

               (1) with respect to any transaction that appears to evidence a possible violation of this Code; and

               (2) apparent violations of the reporting requirements stated herein.

           G. The Board shall consider the reports made to it hereunder and shall determine whether the policies established by the Act, the Rule and this Code have been complied with or violated, and if violated, what sanctions, if any, should be imposed on the violator, including but not limited to a letter of censure, suspension or termination of the services of the violator, or the unwinding of the transaction and the disgorgement of any profits to the Company. The Board shall review the operation of this Code at least once a year.

           H. The Company’s investment adviser shall adopt, maintain and enforce separate codes of ethics with respect to its personnel in compliance with the Rule and Rule 204-2(a) of the Investment Advisers Act of 1940 or Section 15 (f) of the Securities Exchange Act of 1934, as applicable, and shall forward to the Company’s President and the Company’s counsel copies of such code and all future amendments and modifications thereto.

             I. At each quarterly Board of Directors’ meeting the investment adviser shall report to the Company’s Board of Directors:

              (1) any reported securities transaction that occurred during the prior quarter that appears to have been inconsistent with the provisions of the code of ethics adopted by the Company’s investment adviser; and

              (2) all disciplinary actions6 taken in response to such violations.

             J. At least once a year, the Company’s investment adviser shall provide to the Board a report which contains (a) a summary of existing procedures concerning personal investing by advisory persons and any changes in the procedures during the past year and (b) an evaluation of current compliance procedures and a report on any recommended changes in existing restrictions or procedures based upon the Company’s experience under this Code, industry practices, or developments in applicable laws and regulations.

            K. This Code, the codes of the investment adviser, a copy of each report by an Access Person, any written report hereunder by the Company’s investment adviser and lists of all persons required to make reports shall be preserved with the Company’s records for the period required by the Rule. The Company shall keep all reports and lists sealed and marked “Confidential” to be disclosed only to the Company’s president or his designee or to authorized Securities and Exchange Commission personnel as required by law.

VI.	Certification.

                    Each Access Person will be required to certify annually that he has read and understood this Code of Ethics, and will abide by it. Each Access Person will further certify that he has disclosed or reported all personal securities transactions required to be disclosed or reported under this Code of Ethics.

6 Disciplinary action may include but is not limited to any action that has a material financial effect upon the individual involved, such as fining, suspending, or demoting an employee, imposing a substantial fine or requiring the disgorgement of profits.